Exhibit 1.01

TriMas Corporation
Conflict Minerals Report
For the Reporting Period January 1, 2024 to December 31, 2024

TriMas Corporation (TriMas or the Company) is filing this Conflict Minerals Report (CMR) for the reporting period January 1, 2024 to December 31, 2024 (the Reporting Period) as an exhibit to its Form SD pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the Rule). TriMas manufactures or contracts to manufacture "products" that may contain conflict minerals, as defined by the Rule, present in its supply chain that may have originated in the Democratic Republic of the Congo or an adjoining country (the Covered Countries) and may not be from recycled or scrap sources. Accordingly, TriMas is filing this CMR as an exhibit to Form SD to describe the due diligence measures taken to determine the source and chain of custody of the conflict minerals used in its products during the Reporting Period.

Reasonable Country of Origin Inquiry

In accordance with the Rule and Form SD, TriMas conducted a good faith reasonable country of origin inquiry (RCOI) regarding the conflict minerals included in its products during the Reporting Period to determine whether any of such conflict minerals originated in the Covered Countries and/or whether any of such conflict minerals may be from recycled or scrap sources.

To determine whether tin, tantalum, tungsten or gold (3TG) necessary to the functionality or production of supplier products originated in Covered Countries, TriMas retained ComplianceXL, a third-party service provider, to assist in reviewing the supply chain and identifying risks. The Company provided a list composed of suppliers associated with the in-scope products to ComplianceXL for upload to the SustainHub (SH) platform provided by iPoint.

To collect data on the materials' sources of origin procured by the supply chain, TriMas utilized the Conflict Minerals Reporting Template (CMRT) version 6.4 or higher to conduct a survey of all in-scope suppliers.

During the supplier survey, the Company contacted suppliers via the SH platform, enabling users to complete and track supplier communications, and allowing suppliers to upload completed CMRTs directly to the platform for validation, assessment and management. SH also provides functionality that meets the Organization for Economic Cooperation and Development's (OECD) Guidance process expectations by evaluating the quality of each supplier response. Additionally, the metrics provided in this report, as well as the step-by-step process for supplier engagement and upstream due diligence investigations performed, are managed through this platform.

Via SH and the ComplianceXL team, the Company requested that all suppliers complete a CMRT. Training and education to guide suppliers on best practices and the use of this template was included. ComplianceXL monitored and tracked all communications in SH for future reporting and transparency. TriMas directly contacted suppliers that were unresponsive to ComplianceXL's communications during the diligence process and requested these suppliers complete the CMRT and submit it to ComplianceXL.

The Company's program continues to include automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. This data validation is based on questions within the declaration tab of the CMRT which helps to identify areas that require further classification or risk assessment, as well as understand the due diligence efforts of in-scope suppliers. The results of this data validation are shared with the suppliers to ensure they understand areas that require clarification or improvement.

All submitted forms are accepted and classified as valid or invalid. Suppliers are contacted regarding invalid forms and are encouraged to submit a valid form. Suppliers are also provided with guidance on how to correct validation errors in their CMRT submission and direct engagement help through ComplianceXL. Since some suppliers may remain unresponsive to feedback, TriMas tracks program gaps to account for future improvement opportunities. TriMas also continued to perform further due diligence on the source and chain of custody of the minerals in question.

Due Diligence

Design of Due Diligence

TriMas' due diligence process is based on OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements. The OECD Guidance applies to both upstream1 and downstream2 companies in the supply chain. As TriMas is a downstream company in the supply chain, TriMas' tailored its due diligence practices accordingly. Due diligence measures undertaken by TriMas included those described below.

Due Diligence Performed

Establish Strong Company Management Systems

Adopt a Conflict Minerals Policy
TriMas' policies and practices, including our Responsible Sourcing and Conflict Minerals Policy (Conflict Minerals Policy), reflect our commitment to responsible sourcing and our values around human rights, ethics and environmental responsibility. Our Conflicts Minerals Policy is available on the TriMas website at www.trimas.com/policies. Our responsible sourcing efforts include supplier acknowledgment of the Company's Supplier Code of Conduct, which may be viewed at www.trimas.com/suppliers. The content on any website referred to in this CMR is not incorporated by reference into this CMR unless expressly noted.

Assemble an Internal Team to Support Supply Chain Due Diligence
TriMas' senior management identified individuals representing multiple TriMas departments and business units to oversee and drive conflict minerals compliance. Together with ComplianceXL, TriMas' General Counsel and Secretary worked with the Company's business units to complete tasks associated with the supplier due diligence process. Individual leads within the business units further facilitated the diligence process to collect information regarding the presence and sourcing of conflict minerals in the products supplied to TriMas.
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1 Upstream companies refer to those between the mine and smelters or refiners (SOR). As such, the companies typically include miners, local traders, or exporters from the country of mineral origin, international concentrate traders, and SORs.
2 Downstream companies refer to those entities between the SOR and retailer. As such, the companies typically include metal traders and exchanges, component manufacturers, product manufacturers, original equipment manufacturers, and retailers.

Establish a System of Controls and Transparency Over The Supply Chain
To provide better transparency within TriMas' supply chain and to facilitate communication of policies and expectations, TriMas engaged ComplianceXL to complement internal management processes. The ComplianceXL and SH online system and processes are used to identify suppliers in TriMas' supply chain and to collect, store, and review information on conflict minerals sourcing practices, track information on SORs, and flag risks based on SOR sourcing practices. This system is designed to allow collection and housing of data on supply chain circumstances, which can be updated to reflect changes within the supply chain, such as new customer-supplier relationships and new products.

TriMas mandated compliance in its supply chain with TriMas' Conflict Minerals Policy through its contractual terms and conditions.

TriMas maintains an ethics hotline accessible at https://ir.trimas.com/employee-ethics-hotline-information through which a party, including TriMas employees and suppliers, may submit reports or concerns regarding compliance, including with respect to conflict minerals.

Supplier Engagement
TriMas has increased its supply chain transparency by identifying risks within its supply chain. TriMas is committed to conducting business in a socially responsible manner and partnering with suppliers who are similarly committed. TriMas’ supplier compliance process requires that suppliers comply with various contract provisions, legal requirements and industrial standards under local, regional and national laws and regulations of the countries in which the suppliers conduct business. Through this process, TriMas remains engaged with its supply base from a compliance perspective.

During this reporting period, we utilized the CMRT to collect conflict minerals declarations from our in-scope suppliers. These declarations were uploaded into the SH web-based reporting platform. The use of these tools has allowed us to assist our suppliers in understanding our expectations and requirements, and increase the rate of responses we have received from our suppliers to our survey requests. ComplianceXL followed-up with suppliers to ensure proper completion of the CMRT, and all communication with suppliers has been documented to reflect the degree of success of these efforts.

To complete the RCOI, TriMas' in-scope suppliers were requested to provide information regarding the presence and sourcing of conflict minerals used in the products supplied to TriMas. The program utilized the CMRT version 6.4 or higher to conduct a survey of all in-scope suppliers.

Suppliers were offered two options to submit the required information, either by uploading a completed CMRT or through direct submission to ComplianceXL.

During the supplier survey, suppliers were contacted via the SH platform, operated by ComplianceXL, enabling its users to complete and track supplier communications as well as allowing suppliers to upload completed CMRT forms directly to the platform for risk assessment and management. In their responses, suppliers specified whether the information provided was at the company level or the product level. Non-responsive suppliers were contacted a minimum of 18 times by ComplianceXL. For the 2024 reporting period, TriMas received responses from 663 or 88% of its 753 surveyed suppliers. Of the 663 suppliers that provided a response, approximately 151 reported that their products contained 3TG necessary to the functionality or production of their products.

Automated data validation on all submitted CMRTs is included in the program. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. Suppliers were contacted in regards to invalid forms and were encouraged to resubmit a valid form. For the 2024 reporting period, TriMas had 14 invalid CMRTs, that could not be corrected.

As mentioned above, the CMRTs received allowed TriMas to collect and compile, via SH, all answers from the CMRT with respect to smelter information reflected in the CMRTs. With respect to smelter information reflected in the CMRTs, there were suppliers who did not provide smelter lists. Without having full smelter information for TriMas products from all suppliers in-scope, TriMas is unable to determine whether there is sourcing from the Covered Countries. In connection with its evaluation of the CMRTs, TriMas and ComplianceXL undertook due diligence to validate supplier reports.

Grievance Mechanism
We have established reporting mechanisms whereby employees and suppliers can report violations of the Company's policies, including our Conflict Minerals Policy through the ethics hotline on our website at https://ir.trimas.com/employee-ethics-hotline-information.

Records Maintenance
Under our Records Retention Policy, compliance records are maintained for 10 years.

Identify and Assess Risk in Our Supply Chain

We rely on suppliers whose materials or components contain 3TG to provide us with information about the source of 3TG contained in those materials or components. Our direct suppliers similarly rely upon information provided by their suppliers. We believe many of our largest suppliers are suppliers to other SEC registrants that are subject to the Rule.

In accordance with OECD Guidelines, it is important to understand risk levels associated with conflict minerals in the supply chain. Smelters that are not certified as DRC-conflict free by third-party sources such as Responsible Minerals Initiative (RMI) or the London Bullion Market Association (LBMA) Responsible Gold Programme, may pose a risk. Where a smelter is not identified as conflict free by such sources, we rate the risk as high, medium or low. This rating is based on various factors, including whether the smelter/refiner has been identified as a valid smelter/refiner and has an associated Smelter Identification Number (under the RMI, this is known as a CID), and the smelter's geographic location, including proximity to the Covered Countries.

We calculate supplier risk based on the chance that a supplier provides 3TGs that may originate from non-conflict free sources. The value of this risk is calculated based on the risk ratings of the smelters declared by that supplier on their CMRT.

Additionally, each supplier is evaluated on the strength of its conflict minerals program (further assisting in identifying risk in the supply chain). Evaluating and tracking the strength of the program can assist in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of a supplier's program are:

•Do you have a policy in place that includes Covered Countries conflict-free sourcing?
•Have you implemented due diligence measures for conflict-free sourcing?
•Do you verify due diligence information received from your suppliers?
•Does your review process include corrective action management?

The more positive the responses to these questions indicate a stronger conflict sourcing initiative.

As part of our risk management plan and to ensure suppliers understand our expectations, we have, through ComplianceXL, written training on conflict minerals and the CMRT. This includes instructions on completing the form and one-on-one email and phone discussions with supplier personnel.

In accordance with our Conflict Minerals Policy, if a supplier gives us reason to believe that it may be supplying us with 3TG from sources that may support conflict in a Covered Country, we encourage the supplier to establish an alternative source of 3TG that does not support such conflict, as provided in the OECD guidance. If we are not satisfied with the results, we may initiate steps to find replacement suppliers.

Once surveys were returned, ComplianceXL reviewed and attempted to match each verified SOR identified in the completed surveys to available lists of SORs that have been validated as conflict free under internationally-recognized schemes such as the RMI Responsible Minerals Assurance Process (RMAP). If an SOR was not validated by the RMAP, ComplianceXL attempted to contact the SOR to gather more information about its sourcing practices.

In accordance with OECD Guidelines, it is important to understand risk levels associated with conflict minerals in the supply chain. Smelters not certified Covered Country-Conflict Free may pose a risk to the supply chain. Each facility that meets the RMI definition of a smelter or refiner of a 3TGs mineral is assessed according to red flag indicators defined in the OECD Guidance.

As part of our risk management plan under the OECD Guidance, when facilities with red flags are reported on a CMRT by one of the suppliers surveyed, risk mitigation activities are initiated. Through ComplianceXL, submissions that include any red flag facilities immediately produce a receipt instructing the supplier to take their own risk mitigation actions, including submission of a product specific CMRT to better identify the connection to products that they supply to TriMas, and escalating up to removal of these red flag smelters from their supply chain.

As per the OECD Due Diligence Guidance, risk mitigation will depend on the supplier's specific context.

Tracing materials back to their mine of origin is a complex aspect of responsible sourcing in our supply chain. We have determined that seeking information about 3TG smelters and refiners in our supply chain represents an appropriate effort to determine the mines or locations of origin of the 3TGs in our supply chain. This was done by adopting methodology outlined by the RMI's joint industry programs and outreach initiatives and requiring our suppliers to conform with the same standards to meet the OECD Guidelines, and report to us using the CMRT. Through this industry joint effort, we made a reasonable determination of the mines or locations of origin of the 3TGs in our supply chain. We also requested that all of our suppliers support the initiative by following the sourcing initiative and working to align their declared sources with the “Known” and “Conflict Free” lists of sourced metals.

Design and Implement a Strategy to Respond to Risks
As part of TriMas' strategy to mitigate risk and to ensure suppliers understand our expectations, we have provided documented instructions through ComplianceXL. Responses to the reporting CMRT were reviewed with specific suppliers where clarification was needed. As described in our Conflict Minerals Policy, we intend to engage any of our suppliers whom we have reason to believe are supplying us with 3TG from sources that may support conflict in Covered Countries to establish an alternative source of 3TG that does not support such conflict, as provided in the OECD guidance.

Suppliers that may expose the Company to unacceptable risks, either due to unacceptable responses to our inquiries or a refusal to respond, may be evaluated by the Company.

Carry out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain
TriMas does not have a direct relationship with conflict minerals smelters or refiners and as a result, TriMas does not perform direct audits of these entities in its supply chain. TriMas relies on the efforts of the industry associations that administer independent third-party smelter and refinery audit programs and encourages suppliers with more direct relationships with smelters to participate in comparable due diligence validation activities.

ComplianceXL conducts outreach to all smelters and refineries that are not enrolled in the RMI's RMAP on behalf of TriMas. The purpose of this outreach is to encourage participation in the RMAP and to inquire about the facility's sourcing practices and infrastructure.

Report Annually on Supply Chain Due Diligence
TriMas' Form SD and CMR are publicly available at www.trimas.com and meet the OECD recommendation to report annually on supply chain due diligence.

Due Diligence Results

For the 2024 reporting period, TriMas received responses from 663 or 88% of its 753 surveyed suppliers. Of the 663 suppliers that provided a response, approximately 151 reported that their products contained 3TG necessary to the functionality or production of their products. Based on the RCOI and the due diligence measures described in this CMR, specifically that most CMRTs are at the company level and not the product level pertaining to TriMas products, TriMas was unable to determine if any of the specific SORs identified by suppliers are in its supply chain.

The information that we received from a majority of our direct suppliers was at their company-wide level. Thus, the SORs identified by our direct suppliers may contain SORs that processed conflict minerals that our direct suppliers supplied to their other customers, but not to us. As a result, we are unable to conclusively determine whether the SORs were used to process the conflict minerals necessary to the functionality or production of our products during 2024. Because of this uncertainty, we are also unable to conclusively determine whether each of the countries of origin identified were the country of origin of conflict minerals in our products during 2024, and therefore we were also unable to determine the source and chain of custody of those conflict minerals. In addition, the third-party audits conducted by the RMI, the LBMA and the information that we receive from our direct suppliers may yield inaccurate or incomplete information. For example, the information received from our direct suppliers may be incomplete because they may not have received accurate and complete conflict minerals information from all of the suppliers in their own supply chain. We also do not have access to audit reports or detailed findings of the third-party audits conducted as part of the RMI RMAP or the LBMA Responsible Gold Programme and, as a result, are not responsible for the quality of these audits or the audit findings.

In connection with our reasonable country of origin inquiry and due diligence, as applicable, our suppliers identified to us certain smelters and refiners as potentially having processed the necessary 3TG contained in our products in 2024. For all responses that indicated a smelter, ComplianceXL compared the facilities listed to the list of smelters maintained by the RMI. For the 2024 reporting period, we have validated 304 SORs. Appendix A lists the smelters and refiners that the suppliers we surveyed reported as being in their supply chains. We have not listed in Appendix A any SORs that we have not been able to validate. If a supplier indicated that the facility was certified as "Conflict-Free," ComplianceXL confirmed that the name was listed by RMI as a certified smelter.

Steps to Improve Due Diligence and Mitigate Risk

TriMas will work to continuously improve its supply chain due diligence efforts through the following measures:

a)	Continue supply chain due diligence efforts and engagement with suppliers to identify sources of conflict minerals;
b)	Continue to clearly communicate expectations with regard to supplier compliance, transparency and sourcing;
c)	Continue to engage with suppliers that provided incomplete or uncertain smelter information or did not respond to our survey request;
d)	Continue to compare RCOI results to information collected via independent conflict free smelter validation programs; and
e)	Contact smelters identified as a result of the RCOI process and request their participation in obtaining a "conflict free" designation from an industry program.

Smelters and Refiners

Appendix A includes an aggregated list of smelters and refiners that our suppliers identified to us as potentially having processed the necessary 3TG contained in our products in 2024 based on information provided through the CMRT data collection process. As mentioned previously, it is understood that many supplier responses may provide more data than can be directly linked to products sold by TriMas, therefore, Appendix A may contain more smelters and refiners than those that the Company's products are being sourced from.

Smelter and Refiner Risk Evaluation

Understanding the risks associated with the smelters and refiners potentially providing material into TriMas' supply chain is an important part of the due diligence process.

The following risk categories are used for smelter evaluation and risk determination:
▪Geo-Risk
◦Did the mineral originate from or has been transported through a Covered Country?
•Audit Status
◦Has the refiner's due diligence practices been audited against a standard in conformance with the OECD    Guidance?
◦ComplianceXL relies on the RMI audit standard, including cross-recognition of the LBMA Good Delivery Program and the Responsible Jewelry Council Chain of Custody Certification, which are developed according to global standards, including the OECD Guidance.
•Sourcing Risk
◦Has evidence of any other red flag that is supported by credible sources been identified?

 Forward-Looking Statements

This report may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to our compliance efforts. These forward-looking statements can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan” or other comparable words, or by discussions of strategy that may involve risks and uncertainties.

These forward-looking statements are subject to various risks, uncertainties, and assumptions, including, among other matters, our customers' requirements to use certain suppliers, our suppliers' responsiveness and cooperation with our due diligence efforts, our ability to implement improvements in our conflict minerals program and our ability to identify and mitigate related risks in our supply chain. If one or more of these or other risks materialize, actual results may vary materially from those expressed in or implied by the forward-looking statements. For a more complete discussion of these and other risk factors, see our other filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2024. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this report, and we undertake no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We caution readers not to place undue reliance on the statements, which speak only as of the date of this report. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by law.

APPENDIX A

Metal	Standard Smelter Name	Smelter ID	Smelter Country	Status
Gold	8853 S.p.A.	ITALY	CID002763
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA	CID002708	*
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA	CID000015	*
Gold	Agosi AG	GERMANY	CID000035	*
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	CID000019	*
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES	CID002560
Gold	Alexy Metals	UNITED STATES OF AMERICA	CID003500
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041	*
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL	CID000058	*
Gold	Argor-Heraeus S.A.	SWITZERLAND	CID000077	*
Gold	Asahi Pretec Corp.	JAPAN	CID000082	*
Gold	Asahi Refining Canada Ltd.	CANADA	CID000924	*
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA	CID000920	*
Gold	Asaka Riken Co., Ltd.	JAPAN	CID000090	*
Gold	AU Traders and Refiners	SOUTH AFRICA	CID002850
Gold	Augmont Enterprises Private Limited	INDIA	CID003461
Gold	Aurubis AG	GERMANY	CID000113	*
Gold	Bangalore Refinery	INDIA	CID002863	*
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	CID000128	*
Gold	Boliden Ronnskar	SWEDEN	CID000157	*
Gold	C. Hafner GmbH + Co. KG	GERMANY	CID000176	*
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	CID000185	*
Gold	Cendres + Metaux S.A.	SWITZERLAND	CID000189
Gold	Chimet S.p.A.	ITALY	CID000233	*
Gold	Chugai Mining	JAPAN	CID000264	*
Gold	Coimpa Industrial LTDA	BRAZIL	CID004010	*
Gold	Dowa	JAPAN	CID000401	*
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	CID000359	*
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN	CID000425	*
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN	CID003424	*
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN	CID003425	*
Gold	Elite Industech Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID004755	*
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	CID002561
Gold	GG Refinery Ltd.	TANZANIA, UNITED REPUBLIC OF	CID004506	*
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	INDIA	CID002852
Gold	Gold by Gold Colombia	COLOMBIA	CID003641	*
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA	CID002243	*
Gold	Heimerle + Meule GmbH	GERMANY	CID000694	*
Gold	Heraeus Germany GmbH Co. KG	GERMANY	CID000711	*
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	CID000707	*

Gold	Impala Refineries – Base Metals Refinery (BMR)	SOUTH AFRICA	CID004604	*
Gold	Impala Refineries – Platinum Metals Refinery (PMR)	SOUTH AFRICA	CID004714	*
Gold	Impala Rustenburg	SOUTH AFRICA	CID004610	*
Gold	Inca One (Chala One Plant)	PERU	CID004704
Gold	Inca One (Koricancha Plant)	PERU	CID004705
Gold	Industrial Refining Company	BELGIUM	CID002587
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	CID000801	*
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807	*
Gold	Istanbul Gold Refinery	TURKEY	CID000814	*
Gold	Italpreziosi	ITALY	CID002765	*
Gold	Japan Mint	JAPAN	CID000823	*
Gold	Jiangxi Copper Co., Ltd.	CHINA	CID000855	*
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937	*
Gold	Kazzinc	KAZAKHSTAN	CID000957	*
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA	CID000969	*
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND	CID002511	*
Gold	Kojima Chemicals Co., Ltd.	JAPAN	CID000981	*
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF	CID002605	*
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	CID001029
Gold	L'Orfebre S.A.	ANDORRA	CID002762
Gold	LS MnM Inc.	KOREA, REPUBLIC OF	CID001078	*
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF	CID000689	*
Gold	Marsam Metals	BRAZIL	CID002606
Gold	Materion	UNITED STATES OF AMERICA	CID001113	*
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119	*
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA	CID003575	*
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	CID001149	*
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	CID001152	*
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	CID001147	*
Gold	Metalor Technologies S.A.	SWITZERLAND	CID001153	*
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	CID001157	*
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO	CID001161	*
Gold	Minera Titan del Peru SRL (MTP) - Belen Plant	PERU	CID005014	*
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188	*
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193	*
Gold	MKS PAMP SA	SWITZERLAND	CID001352	*
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	CID002509	*
Gold	Modeltech Sdn Bhd	MALAYSIA	CID002857
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY	CID001220	*
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	CID001236	*
Gold	NH Recytech Company	KOREA, REPUBLIC OF	CID003189	*
Gold	Nihon Material Co., Ltd.	JAPAN	CID001259	*
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	CID002779	*
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	CID001325	*
Gold	Planta Recuperadora de Metales SpA	CHILE	CID002919	*
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	CID001397	*

Gold	PX Precinox S.A.	SWITZERLAND	CID001498	*
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	CID001512	*
Gold	REMONDIS PMR B.V.	NETHERLANDS	CID002582	*
Gold	Royal Canadian Mint	CANADA	CID001534	*
Gold	SAAMP	FRANCE	CID002761
Gold	Safimet S.p.A	ITALY	CID002973
Gold	SAFINA A.S.	CZECHIA	CID002290	*
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF	CID001555
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN	CID001585	*
Gold	Shandong Gold Smelting Co., Ltd.	CHINA	CID001916	*
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	CID001622	*
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	CID001736	*
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID002516
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA	CID001761	*
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798	*
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF	CID002918	*
Gold	T.C.A S.p.A	ITALY	CID002580	*
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875	*
Gold	TITAN COMPANY LIMITED, JEWELLERY DIVISION	INDIA	CID004491	*
Gold	Tokuriki Honten Co., Ltd.	JAPAN	CID001938	*
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN	CID002615	*
Gold	Torecom	KOREA, REPUBLIC OF	CID001955
Gold	Umicore Precious Metals Thailand	THAILAND	CID002314
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	CID001980	*
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA	CID001993	*
Gold	Valcambi S.A.	SWITZERLAND	CID002003	*
Gold	WEEEREFINING	FRANCE	CID003615	*
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA	CID002030	*
Gold	WIELAND Edelmetalle GmbH	GERMANY	CID002778	*
Gold	Yamakin Co., Ltd.	JAPAN	CID002100	*
Gold	Yokohama Metal Co., Ltd.	JAPAN	CID002129	*
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224	*
Tantalum	AMG Brasil	BRAZIL	CID001076	*
Tantalum	Avon Specialty Metals Ltd.	UNITED KINGDOM OF GREAT BRITAIN AND NORTHERN IRELAND	CID002705	*
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	CID000211	*
Tantalum	CMT Rare Metal Advanced Materials (Hunan) Co., Ltd.	CHINA	CID004431	*
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA	CID002504	*
Tantalum	F&X Electro-Materials Ltd.	CHINA	CID000460	*
Tantalum	FIR Metals & Resource Ltd.	CHINA	CID002505	*
Tantalum	Global Advanced Metals Aizu	JAPAN	CID002558	*
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA	CID002557	*

Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA	CID000291	*
Tantalum	H.C. Starck Tungsten GmbH	UNKNOWN		*
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	CID002492	*
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	CID002512	*
Tantalum	Jiangxi Tuohong New Raw Material	CHINA	CID002842	*
Tantalum	Jiujiang Janny New Material Co., Ltd.	CHINA	CID003191	*
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	CID000914	*
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	CID000917	*
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	CID002506	*
Tantalum	KEMET de Mexico	MEXICO	CID002539	*
Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA	CID002548	*
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	CID001163	*
Tantalum	Mineracao Taboca S.A.	BRAZIL	CID001175	*
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001192	*
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277	*
Tantalum	NPM Silmet AS	ESTONIA	CID001200	*
Tantalum	Plansee SE Reutte	AUSTRIA	CID002556	*
Tantalum	PowerX Ltd.	RWANDA	CID004054	*
Tantalum	QSIL Metals Hermsdorf GmbH	GERMANY	CID002547	*
Tantalum	QuantumClean	UNITED STATES OF AMERICA	CID001508	*
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL	CID002707	*
Tantalum	RFH Recycling Metals Co., Ltd.	CHINA	CID003159	*
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	CHINA	CID003583	*
Tantalum	Taki Chemical Co., Ltd.	JAPAN	CID001869	*
Tantalum	TANIOBIS Co., Ltd.	THAILAND	CID002544	*
Tantalum	TANIOBIS GmbH	GERMANY	CID002545	*
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN	CID002549	*
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY	CID002550	*
Tantalum	Telex Metals	UNITED STATES OF AMERICA	CID001891	*
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	CID001969	*
Tantalum	V&D New Materials (Jiangsu) Co., Ltd.	CHINA	CID003498	*
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA	CID000616	*
Tantalum	XIMEI RESOURCES(GUIZHOU) TECHNOLOGY CO., LTD.	CHINA	CID003973	*
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA	CID002508	*
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA	CID001522	*
Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	CHINA	CID002232
Tin	Alpha	UNITED STATES OF AMERICA	CID000292	*
Tin	Aurubis Beerse	BELGIUM	CID002773	*
Tin	Aurubis Berango	SPAIN	CID002774	*
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	CID000228	*
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA	CID003190	*
Tin	China Tin Group Co., Ltd.	CHINA	CID001070	*
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL	CID003486	*
Tin	CRM Synergies	SPAIN	CID003524	*

Tin	CV Ayi Jaya	INDONESIA	CID002570	*
Tin	CV Venus Inti Perkasa	INDONESIA	CID002455	*
Tin	Dongguan Best Alloys Co., Ltd.	CHINA	CID000377	*
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA	CID003356
Tin	Dowa	JAPAN	CID000402	*
Tin	DS Myanmar	MYANMAR	CID003831	*
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIETNAM	CID002572
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	CID000438	*
Tin	Estanho de Rondonia S.A.	BRAZIL	CID000448	*
Tin	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL	CID003582
Tin	Feinhütte Halsbrücke GmbH	GERMANY	CID000466	*
Tin	Fenix Metals	POLAND	CID000468	*
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	CID000942
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538	*
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	CID001908
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	CID000555
Tin	Global Advanced Metals Greenbushes Pty Ltd.	AUSTRALIA	CID004754	*
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	CID003116	*
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	CID002844	*
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA	CID001231	*
Tin	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA		*
Tin	Luna Smelter, Ltd.	RWANDA	CID003387	*
Tin	Ma'anshan Weitai Tin Co., Ltd.	CHINA	CID003379
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	CID002468	*
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105	*
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	MALAYSIA	CID004434	*
Tin	Melt Metais e Ligas S.A.	BRAZIL	CID002500	*
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA	CID001142	*
Tin	Metallurgical Products India Pvt., Ltd.	INDIA		*
Tin	Mineracao Taboca S.A.	BRAZIL	CID001173	*
Tin	Mining Minerals Resources SARL	CONGO, DEMOCRATIC REPUBLIC OF THE	CID004065	*
Tin	Minsur	PERU	CID001182	*
Tin	Minsur	PERU	CID001182	*
Tin	Mitsubishi Materials Corporation	JAPAN	CID001191	*
Tin	Modeltech Sdn Bhd	MALAYSIA	CID002858
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	CID001314	*
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	CID002517	*
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)	CID001337	*
Tin	P Kay Metal, Inc	UNITED STATES OF AMERICA	CID005189	*
Tin	Precious Minerals and Smelting Limited	INDIA	CID003409
Tin	PT Aries Kencana Sejahtera	INDONESIA	CID000309	*
Tin	PT Arsed Indonesia	INDONESIA	CID005067	*
Tin	PT Artha Cipta Langgeng	INDONESIA	CID001399	*

Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	CID002503	*
Tin	PT Babel Inti Perkasa	INDONESIA	CID001402	*
Tin	PT Babel Surya Alam Lestari	INDONESIA	CID001406	*
Tin	PT Bangka Prima Tin	INDONESIA	CID002776	*
Tin	PT Bangka Serumpun	INDONESIA	CID003205	*
Tin	PT Bangka Tin Industry	INDONESIA	CID001419	*
Tin	PT Belitung Industri Sejahtera	INDONESIA	CID001421	*
Tin	PT Bukit Timah	INDONESIA	CID001428	*
Tin	PT Cipta Persada Mulia	INDONESIA	CID002696	*
Tin	PT Masbro Alam Stania	INDONESIA	CID003380	*
Tin	PT Menara Cipta Mulia	INDONESIA	CID002835	*
Tin	PT Mitra Stania Prima	INDONESIA	CID001453	*
Tin	PT Mitra Sukses Globalindo	INDONESIA	CID003449	*
Tin	PT Premium Tin Indonesia	INDONESIA	CID000313	*
Tin	PT Prima Timah Utama	INDONESIA	CID001458	*
Tin	PT Putera Sarana Shakti (PT PSS)	INDONESIA	CID003868	*
Tin	PT Rajawali Rimba Perkasa	INDONESIA	CID003381	*
Tin	PT Rajehan Ariq	INDONESIA	CID002593	*
Tin	PT Refined Bangka Tin	INDONESIA	CID001460	*
Tin	PT Sariwiguna Binasentosa	INDONESIA	CID001463	*
Tin	PT Stanindo Inti Perkasa	INDONESIA	CID001468	*
Tin	PT Sukses Inti Makmur (SIM)	INDONESIA	CID002816	*
Tin	PT Timah Nusantara	INDONESIA	CID001486	*
Tin	PT Timah Tbk Kundur	INDONESIA	CID001477	*
Tin	PT Timah Tbk Mentok	INDONESIA	CID001482	*
Tin	PT Tinindo Inter Nusa	INDONESIA	CID001490	*
Tin	PT Tommy Utama	INDONESIA	CID001493	*
Tin	Resind Industria e Comercio Ltda.	BRAZIL	CID002706	*
Tin	Rian Resources SDN. BHD.	MALAYSIA	CID003581
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA	CID001539	*
Tin	Soft Metais Ltda.	BRAZIL	CID001758	*
Tin	Super Ligas	BRAZIL	CID002756	*
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	JAPAN	CID004403	*
Tin	Thaisarco	THAILAND	CID001898	*
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA	CID002180	*
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA	CID003325	*
Tin	TRATHO METAL QUIMICA	BRAZIL		*
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	CID002036	*
Tin	Woodcross Smelting Company Limited	UGANDA	CID004724	*
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	CID002158	*
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA	CID003397	*
Tungsten	A.L.M.T. Corp.	JAPAN	CID000004	*
Tungsten	ACL Metais Eireli	BRAZIL	CID002833
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	BRAZIL	CID003427
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIETNAM	CID002502	*
Tungsten	Avon Specialty Metals Ltd	UNITED KINGDOM OF GREAT BRITAIN AND NORTHERN IRELAND	CID002704	*

Tungsten	Avon Specialty Metals Ltd.	UNITED KINGDOM OF GREAT BRITAIN AND NORTHERN IRELAND	CID002704	*
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA	CID002641	*
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	CID000258	*
Tungsten	Cronimet Brasil Ltda	BRAZIL	CID003468	*
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	CHINA	CID003609	*
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	CID002315	*
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494	*
Tungsten	Ganzhou Sunny Non-Ferrous Metals Co., Ltd.	CHINA	CID003580	*
Tungsten	Global Tungsten & Powders LLC	UNITED STATES OF AMERICA	CID000568	*
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	CID000218	*
Tungsten	H.C. Starck Tungsten GmbH	GERMANY	CID002541	*
Tungsten	Hubei Green Tungsten Co., Ltd.	CHINA	CID003417	*
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000766	*
Tungsten	Hunan Jintai New Material Co., Ltd.	CHINA	CID000769
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA	CID002513	*
Tungsten	Japan New Metals Co., Ltd.	JAPAN	CID000825	*
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	CID002551	*
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	CID002321	*
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	CID002318	*
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	CID002317	*
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	CID002316	*
Tungsten	Kenee Mining Corporation Vietnam	VIETNAM	CID004619	*
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA	CID000966	*
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA	CID000105	*
Tungsten	LAOS SOUTHERN MINING SMELTING SOLE CO.,LTD	LAO PEOPLE'S DEMOCRATIC REPUBLIC	CID005017	*
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID003407	*
Tungsten	Lianyou Resources Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID004397	*
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	CID002319	*
Tungsten	Masan High-Tech Materials	VIET NAM	CID002543	*
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA	CID002589	*
Tungsten	Philippine Bonway Manufacturing Industrial Corporation	PHILIPPINES	CID004797	*
Tungsten	Philippine Carreytech Metal Corp.	PHILIPPINES	CID004438	*
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES	CID002827	*
Tungsten	Plansee Composite Materials GmbH	GERMANY	CID004068	*
Tungsten	Sanher Tungsten Vietnam Co., Ltd.	VIETNAM	CID002538
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	CHINA	CID004430	*
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY	CID002542	*
Tungsten	Telex Metals	UNITED STATES OF AMERICA		*
Tungsten	Tungsten Vietnam Joint Stock Company	VIETNAM	CID003993	*
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION	CID002724

Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA	CID002044	*
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	CID002320	*
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	CID002082	*
Tungsten	Zhuzhou Cemented Carbide Group Co., Ltd.	CHINA
* = Conformant or actively participating in the RMI Responsible Minerals Assurance Process (as reported by RMI as of April 30, 2025).